Exhibit 3.1

CERTIFICATE OF MERGER

OF

EIDOS THERAPEUTICS, INC.

WITH AND INTO

GLOBE MERGER SUB II, INC.

January 26, 2021

Pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), Globe Merger Sub II, Inc., a Delaware corporation (“Merger Sub II”), in connection with the merger (the “Merger”) of Eidos Therapeutics, Inc., a Delaware corporation (“Eidos”), with and into Merger Sub II, does hereby certify:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the Merger are as follows:

Globe Merger Sub II, Inc.	Delaware
Eidos Therapeutics, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of October 5, 2020 (as it may be amended, restated or supplemented from time to time, the “Merger Agreement”), by and among BridgeBio Pharma, Inc., a Delaware corporation (“Parent”), Globe Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub I”), Merger Sub II, an indirect wholly owned subsidiary of Parent, and Eidos, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL (and, with respect to Merger Sub II, by a written consent of its sole stockholder in accordance with Section 228 of the DGCL).

THIRD: Merger Sub II shall be the corporation surviving the Merger (the “Surviving Corporation”), except that, at the time of the Merger, such name shall be changed to Eidos Therapeutics, Inc.

FOURTH: The Amended and Restated Certificate of Incorporation of Merger Sub II shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto, and as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at an office of the Surviving Corporation at 101 Montgomery Street, Suite 2000, San Francisco, California 94104. A copy will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either Constituent Corporation.

SIXTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be executed in its corporate name as of the day and year first written above.

GLOBE MERGER SUB II, INC.

By:	/s/ Jonathan Barr
Name:	Jonathan Barr
Title:	Secretary

[Signature Page to Certificate of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EIDOS THERAPEUTICS, INC.

FIRST.     The name of the Corporation is Eidos Therapeutics, Inc. (hereinafter the “Corporation”).

SECOND.     The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

THIRD.     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

FOURTH.     The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share (the “Common Stock”).

FIFTH.    The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Amended and Restated Bylaws of the Corporation (the “Bylaws”).

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(4) A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article FIFTH by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

(5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SIXTH.    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

SEVENTH.    Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

EIGHTH.    If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

NINTH.    The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.